Exhibit 99.1

Kodiak Oil & Gas Corp. Provides Interim Operations Update

•                  Bakken Short Lateral Well IPs at 1,517 BOE/d on 24-hour Test

•                  Completes First of Two Red River Producers

•                  Secures Pipeline Capacity on Dunn County Leasehold

DENVER, June 29 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE Amex:  KOG), an oil and gas exploration and production company with assets in the Williston Basin of North Dakota and Montana and in the Green River Basin of southwest Wyoming and Colorado, today provided an interim update on its Williston Basin oilfield activities.

Kodiak currently operates a two-drilling-rig program in the Williston Basin, with one rig running in Dunn County, N.D. and the second rig drilling ahead in McKenzie County, N.D.  The Company also continues to participate in wells drilled by other operators throughout the Williston Basin.  Basin-wide, Kodiak currently has four operated wells and three non-operated wells awaiting completion during the second half of 2010.

Bakken Development:  Dunn County, N.D.

Bakken producer with 4,330 foot lateral has initial production (IP) rate of 1,517 BOE/d

The Moccasin Creek (MC) #13-34-3H well [Kodiak operated - 60% working interest (WI) / 49% net revenue interest (NRI)], a 4,330-foot horizontal lateral, was successfully completed in 11 stages in early June 2010.  The well recorded 24-hour initial production rates of 1,370 barrels of oil per day (BOPD) and 858 thousand cubic feet of natural gas per day (Mcf/d), or 1,517 barrels of oil equivalent per day (BOE/d).  Kodiak completed the 24-hour production test utilizing a 22/64” choke with flowing casing pressure of 1,750 psi.  Since coming online in early June 2010, the well has cumulative production of 9,500 barrels of oil (BO) and 10,500 BOE in the first 12 days of production.

“This well again demonstrates the continually improving efficiency of our completion operations with strong results from a short lateral well that rivals previous results from longer lateral wells, said Kodiak’s President and CEO Lynn Peterson.  “These results heighten our anticipation of our long lateral wells that we expect to complete in the coming weeks.”

Kodiak currently has three additional operated Bakken wells in Dunn County awaiting initial completion operations.  The MC #13-34-28-1H well (KOG operated -59% WI / 48% NRI), a 9,769-foot horizontal lateral, is scheduled to be completed mid July.

The MC # 13-34-28-2H (Kodiak operated - 59% WI / 48% NRI) is an 8,600-foot horizontal lateral directly offsetting the MC#13-34-28-1H well discussed above and is expected to be completed in August.  Also awaiting completion is the Two Shields Butte (TSB) #14-21-4H (Kodiak operated - 50% WI / 41% NRI) which is a 4,500-foot horizontal lateral.  This well is the first well drilled from the TSB four-well pad.

Kodiak is currently drilling ahead on the TSB # 14-21-16-2H (Kodiak operated - 50% WI / 41% NRI), a projected 9,000-foot lateral targeting the Bakken Formation in Dunn County.  This well is the second of four wells being drilled from the TSB drilling pad, one of which is planned to test the productive potential of the Three Forks Formation.  It is expected that these four wells will be completed in the fourth quarter of 2010.

Commenting on Dunn County, N.D. drilling and completion activities, Peterson continued:  “We continue to improve our completion efficiencies on the east side of the Nesson Anticline.  We carefully monitor the flowback rates on our wells, as production history analysis suggests that smaller choke size results in better reservoir management.  Choke sizes and pressures are included in the well discussion above to allow investors to better evaluate our wells.  Our frac design employs a high concentration of ceramic proppant.  By using smaller choke sizes and maintaining back pressure on the formation during flowback, we believe we can retain the maximum amount of proppant in the formation, which we expect will improve the well’s production profile.

“We believe we can further document the effectiveness of ceramic proppant as our wells are flowing naturally for extended periods of time, in some cases in excess of one year.  Based upon extensive frac stimulation modeling work, we have concluded that frac stage intervals of 350 feet to 500 feet are an effective strategy for recovering hydrocarbons.  We believe the number of stages is only one factor in the success of our wells because proppant type, proppant volumes and fluid selection are equally important parts of successful completions.  As we obtain additional production history from our Dunn County wells, we continue to evaluate and upwardly adjust our internal estimated ultimate recoveries (EURs).”

Kodiak Oil & Gas Corp. 2010 Dunn County, N.D. D&C and Production Detail

Long Lateral Wells*	WI / NRI (%)	Comp. Date	IP 24-Hour Test (BOE/d)	30-Day CUM BOE Production	60-Day CUM BOE Production	90-Day CUM BOE Production	1st 90-day Average BOE/d	Comment
MC #13-34-28-1H	59/48	July 2010	—	—	—	—	—	WOCT**
MC #13-34-28-2H	59/48	Q310	—	—	—	—	—	WOCT**
TSB #14-21-33-15H	50/41	Q410	—	—	—	—	—	Spud Q310
TSB #14-21-33-16H	50/41	Q410	—	—	—	—	—	Spud Q310
TSB #14-21-16-2H	50/41	Q410	—	—	—	—	—	Drilling
Short Lateral Wells
MC #16-3-11H	60/49	2/12/10	1,419	22,272	41,610	55,846	620	Flowing Well
MC #16-3H	60/49	3/2/10	1,495	20,119	32,224	41,854	465	Flowing Well
MC #13-34-3H	60/49	6/7/10	1,517	—	—	—	—	Flowing Well
TSB #14-21-4H	50/41	Q410	—	—	—	—	—	WOCT**

*Kodiak defines a long lateral as +/- 9,500 feet and a short lateral as +/- 4,500 lateral / **Waiting on completion tools

McKenzie County, N.D.

In the Grizzly project area, located in the Mondak Field of the southeastern Elm Coulee trend, the Grizzly #13-6-H (Kodiak operated - 68% WI / 56% NRI) was re-entered during June 2010 and a 3,700-foot lateral was drilled horizontally in the Bakken Formation and is currently awaiting completion.  Kodiak expects to complete the well during the third quarter 2010.

Kodiak is moving the drilling rig to the Grizzly Federal #1-27RH well (Kodiak operated - 74% WI / 60% NRI), a proposed 9,600-foot horizontal lateral test of the Bakken Formation.  The well is a twin to the Grizzly Federal #1-27 well, which was drilled and completed in 2007 using single-stage fracture stimulation procedures.

During the second quarter of 2010, Kodiak acquired approximately 3,397 gross (2,038 net) additional acres in its Grizzly project area that are prospective for Bakken and Three Forks oil production.  Some of the acquired lands have been included in five 1,280-acre drilling units, four of which are operated by Kodiak and the fifth by a major oil company with an extensive Williston Basin leasehold concentration.  Kodiak’s working interest in the newly acquired lands ranges from 50% to 60%.  The Company anticipates that drilling will commence on its operated units during the second half of 2010, subject to the ongoing federal permitting process.

With the recent acquisition, combined with the previously announced acquisition of acreage in the Koala project area, Kodiak’s current McKenzie County leasehold now totals 13,430 gross and 9,565 net acres.

Commenting on McKenzie County operations, Peterson stated:  “We believe that current, proven completion technology could add significant reserves to this area of the Elm Coulee Field.  We anticipate operating up to five additional wells in McKenzie County in the coming quarters as we evaluate the productive potential of this highly prospective leasehold.”

Red River:  Eastern Montana - Sheridan County, Mont.

Vertical Red River producer IPs at 287 BOPD

The Meagher #16-30 Red River test well (Kodiak operated - 34% WI / 27% NRI) was successfully completed in the lower burrowed and in the upper laminated intervals of the Red River “C” zone in mid-June 2010.  The well recorded 24-hour initial production rates of 287 BOPD.  Kodiak performed the 24-hour production test utilizing a 32/64th” choke with flowing tubing pressure of 75 psi.  This seismically defined structure was drilled vertically to a total depth of 11,300 feet and is expected to provide steadier and more and predictable production rates as opposed to the steeper declines experienced by Bakken wells.

The Harshbarger #13-20-29 (Kodiak operated - 43% WI / 34% NRI) was also recently completed in the upper laminated interval and production testing is continuing at this time.  This seismically defined structure was drilled vertically to a total depth of 11,408 feet.

Commenting on the Red River operations, Peterson said:  “Vertical Red River wells are typified by very different reservoir characteristics and completion methods than the Bakken wells we are drilling in North Dakota.  These seismically defined wells can provide strong EURs and attractive per-well economics given their lower drilling and completion costs of nearly half of the costs for a horizontal Bakken producer since the wells do not require any fracture stimulation procedures.”

As of June 30, 2010, Kodiak’s total Williston Basin leasehold, located in Dunn, Mountrail and McKenzie Counties, N.D. and Sheridan County, Mont., totaled 90,720 gross (57,128 net) acres in this highly prospective play.

Midstream Activities:  Oil, Gas and Water Disposal Pipelines and Water Intake Facilities

In late June, Kodiak reached a definitive agreement with a third-party pipeline operator that allows for the gathering and sales of crude oil and natural gas and gathering and disposal of water through pipelines over certain of the Company’s Dunn County gross acreage position.  The Company’s joint venture partner in this area, that operates a portion of Kodiak’s leasehold, had previously reached an agreement with the same pipeline company.  Combined, these agreements allow all of the wells completed by either company within the area of mutual interest to produce into the same gathering and pipeline system.  The Company anticipates having its first two existing producing wells connected to the pipeline during the third quarter of 2010 and two additional wells expected to be connected by the fourth quarter of 2010.

The gathering system, which will run through the northern part of Kodiak’s Dunn County leasehold, will accommodate the Company’s remaining 2010 drilling with Unit Rig #117, including the TSB four-well pad currently being drilled.  Moving oil and gas quantities through the pipeline system is important due to the elimination of trucking costs and associated surface disturbance and mitigating weather-related production interruptions.  Additionally, Kodiak can capture revenue generated from the sales of its associated natural gas and natural gas liquids that are currently flared.  The pipeline agreement also includes water gathering and disposal which can further reduce lease operating expense while minimizing surface disturbance by eliminating the trucking of water.

During the second quarter of 2010, Kodiak also entered into an exclusive definitive agreement with the Three Affiliated Tribes and the state of North Dakota for the construction of a water intake facility that accesses water from the nearby Missouri River.  The water will be used for operational needs, including fracture stimulations.  The new water intake facility eliminates significant trucking traffic and costs as well as reducing the need to draw water from underground aquifers.  Kodiak expects to have the facility operational by the end of the fourth quarter of 2010, subject to federal regulatory approvals.

Commenting on midstream activities, Peterson said:  “Securing pipeline access is very advantageous for Kodiak from an operations standpoint, and equally important is the benefit to the local residents manifested in reduced truck traffic and the elimination of flare gas when the well is on production.  While we don’t expect the immediate cost savings to be material as compared to current trucking charges since the production will still be required to be trucked a short distance until projected pipeline interconnects are completed, the logistics are much improved for moving our production, especially in the winter months where inclement weather can be an impediment to trucking crude oil.  In addition, we can now capture the value of our gas and NGLs which are an incremental cash flow stream.  The ability to access water for our completion work is absolutely essential to our continued success.  We would expect to achieve some operational benefits from this intake facility as our trucking costs will be lowered significantly.”

Second Quarter 2010 Financial and Operational Results

The Company expects to announce its second quarter 2010 financial and operational results on August 5, 2010 with a conference call with management to discuss the results to be held the following morning on August 6, 2010.  The details of the call will be announced at a later date.

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the NYSE Amex exchange under the symbol:  “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s exploration and development plans, the Company’s expectations regarding drilling plans, including the timing of drilling commencement and drilling completion of our wells, and the manner and stages in which wells are expected to be drilled, the Company’s expectations regarding the mobilization, intended use and current planned future location of our rigs, the Company’s expectations regarding spudding activities, the Company’s expectations regarding the number of shorter versus longer laterals to be utilized and the expected benefits associated with each, the Company’s expectations regarding the timing and extent of benefits from the recent pipeline agreement and water intake facilities agreements, the Company’s expectations regarding the receipt of regulatory approvals; the amount and allocation of the Company’s anticipated capital expenditures, the Company’s expectations regarding the timing and success of such programs, the Company’s expectations regarding the estimated costs to drill and complete wells and its ability to improve efficiencies in such drilling and completion efforts, the Company’s expectations regarding the future production of its oil & gas properties, and the Company’s expectations regarding the amount and sufficiency of future cash flows, and anticipated rates of return on invested capital. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11